Exhibit 10.16

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is entered into as of April 23, 2026 (the “Effective Date”), by and between Transportation and Logistics Systems, Inc., a Nevada corporation (the “Company”), and ___________ (“Director”).

RECITALS

WHEREAS, Director serves as a member of the Board of Directors of the Company (the “Board”) and has earned and will continue to earn fees, bonuses, equity-based compensation, and other cash compensation from the Company;

WHEREAS, the Company and Director desire to defer payment of all such compensation earned from January 1, 2026 through the closing date of an acquisition or merger of the Company (the “Acquisition Closing”);

WHEREAS, the Board of Directors has approved the Company’s entry into this Agreement;

WHEREAS, the parties intend that the compensation deferred hereunder shall comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and administered accordingly;

NOW, THEREFORE, the parties agree as follows:

1.	Deferral of Compensation. All fees, bonuses, equity-based compensation, and any other cash compensation earned by Director from January 1, 2026 through the Acquisition Closing (collectively, the “Deferred Amounts”) shall be deferred and shall not be paid, credited, or made available to Director until a Triggering Event (as defined in Section 2).

2.	Triggering Events. Deferred Amounts shall become payable to Director within thirty (30) days following the earliest to occur of the following (each, a “Triggering Event”):

(a)	the Acquisition Closing;

(b)	a Change in Control of the Company; “Change in Control” means (i) the consummation of a merger, consolidation, or reorganization of the Company with or into another entity in which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction, (ii) the sale or other disposition of all or substantially all of the Company’s assets, or (iii) any transaction or series of related transactions resulting in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquiring beneficial ownership of more than fifty percent (50%) of the Company’s outstanding voting securities. For purposes of this Agreement, the Acquisition Closing shall be deemed a Change in Control;

(c)	a removal of Director from the Board by the Company without Cause; “Cause” means the occurrence of any of the following: (i) Director’s breach of fiduciary duty to the Company; (ii) Director’s fraud, dishonesty, or willful misconduct with respect to the business or affairs of the Company; (iii) Director’s conviction of, or plea of no contest to, any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (iv) Director’s material violation of the Company’s corporate governance policies or code of conduct; provided, that in the event of a breach or violation described in clauses (i) or (iv) that can be cured by Director, the Company shall provide Director with notice of the facts and circumstances which constitute such breach or violation and shall provide Director a ten (10)-day period in which to cure such breach or violation, and the Company shall not remove Director for Cause if Director cures such breach or violation within such ten (10)-day period;

(d)	Director’s death or Disability; “Disability” means Director’s inability to perform the essential functions of his or her position as a member of the Board for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12)-month period, as determined by a physician mutually agreed upon by the Company and Director (or Director’s legal representative); or

(e)	any other event that constitutes a permissible payment event under Section 409A.

If Director is removed from the Board for Cause or voluntarily resigns from the Board, the Deferred Amounts shall remain deferred and shall be paid upon the earliest to occur of the Triggering Events set forth in clauses (a), (b), (d), or (e) above.

3.	Schedule of Deferred Amounts. The Company shall maintain a schedule of Deferred Amounts (the “Schedule”), which shall be updated no less frequently than monthly to reflect compensation earned during the preceding period. The Schedule shall be incorporated by reference into this Agreement. The Company shall provide Director with a copy of the current Schedule within ten (10) business days of Director’s written request. Director shall have thirty (30) days following receipt of any updated Schedule to dispute any amount reflected therein, and the parties shall negotiate in good faith to resolve any such dispute. Schedule A, attached hereto, sets forth the estimated monthly deferral amount. This Agreement does not create a trust or any funded arrangement. All Deferred Amounts remain general unsecured obligations of the Company, payable from its general assets. Director’s rights under this Agreement are no greater than those of a general unsecured creditor of the Company.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

5.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the deferral of Director’s compensation as described herein.

6.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both parties.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.	Assignment. The Company may assign its obligations under this Agreement to any successor entity in connection with a Change in Control or corporate reorganization, provided that such successor assumes all obligations hereunder. Director may not assign his or her rights under this Agreement, except that amounts payable hereunder shall be payable to Director’s estate or designated beneficiary in the event of Director’s death.

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SIGNATURES

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:
Name:	Sebastian Giordano
Title:	Chief Executive Officer

DIRECTOR:

[Director Name]

Schedule A

Based upon Director’s current board fee, the estimated monthly deferral amount is $5,000 per month. Actual Deferred Amounts shall be determined based on compensation earned and reflected in the Schedule as updated from time to time in accordance with Section 3 of this Agreement.